Exhibit 21
SUBSIDIARIES OF BOIS d’ARC ENERGY, INC.

Name	Incorporation	Business Name

Bois d’Arc Oil & Gas Company, LLC(1)	Nevada	Bois d’Arc Oil & Gas Company, LLC

Bois d’Arc Holdings, LLC(1)	Texas	Bois d’Arc Holdings, LLC

Bois d’Arc Offshore, Ltd.(2)	Nevada	Bois d’Arc Offshore, Ltd.

Bois d’Arc Properties, LP(3)	Nevada	Bois d’Arc Properties, LP

(1)	Subsidiary of Bois d’Arc Energy, Inc.

(2)	Bois d’Arc Oil & Gas Company, LLC is the general partner and Bois d’Arc Energy, Inc. is the limited partner of this partnership

(3)	Bois d’Arc Holdings, LLC is the general partner and Bois d’Arc Energy, Inc. is the limited partner of this partnership